Exhibit 10

MORGAN STANLEY

SCHEDULE OF NON-EMPLOYEE DIRECTORS ANNUAL RETAINERS

Effective July 6, 2006

RETAINER(1)(2)	AMOUNT

Service as a Director	$75,000

Service as Chair of Audit Committee	$30,000

Service as Chair of Compensation, Management Development and Succession	$20,000
Committee or Nominating and Governance Committee

Service as Member of Audit Committee	$15,000

Service as Member of Compensation, Management Development and Succession	$10,000
Committee or Nominating and Governance Committee

Service as Lead Director	$30,000

(1) Retainer shall be paid promptly after the Annual Meeting of Shareholders, in advance for the period until the next succeeding Annual Meeting of Shareholders; except that the retainer for service as Lead Director for the year from the 2006 Annual Meeting of Shareholders to the 2007 Annual Meeting of Shareholders shall be payable June 26, 2006.

(2) In the event a non-employee director shall join the Board at a time other than an Annual Meeting of Shareholders, or shall commence service on an additional Board committee, such director shall be entitled to receive promptly after joining the Board of Directors or such committee, a pro-rated retainer for service until the next succeeding Annual Meeting of Shareholders.